Exhibit 10.12

FIRST AMENDMENT TO AMENDED AND RESTATED

MANAGEMENT AND ADVISORY AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED MANAGEMENT AND ADVISORY AGREEMENT (this “Amendment”), effective as of October 1, 2014 (the “Effective Date”), is by and between Western Capital Resources, Inc., a Minnesota corporation (the “Company”), and Blackstreet Capital Management, LLC, a Delaware limited liability company (“BCM”).

WHEREAS, the Company and BCM are parties to that certain Amended and Restated Management and Advisory Agreement dated as of June 21, 2012 (the “Original Agreement”), pursuant to which, among other things, the Company retained BCM to provide certain management and advisory services to the Company.

WHEREAS, subject to the terms and conditions of this Amendment, the parties desire to amend the Original Agreement and acknowledge the waiver by BCM of certain fees owing to it under the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.          Amendment to Section 2(a). Section 2(a) of the Original Agreement is hereby deleted in its entirety and restated as follows:

(a)          Management Fees.

(i)	to pay to BCM (or an affiliate of BCM designated by it) annual management fees equal to the greater of (1) $330,750 per annum (increasing 5% per year) (the “Base Fee”) or (2) 5% of EBITDA (defined below) per annum (the “EBITDA-Based Fee”) in exchange for the services provided to the Company by BCM, as more fully described in Section 1 of this Agreement, with such fee being payable by the Company in accordance with Section 2(a)(ii) by ACH or wire transfer of immediately available funds. As used herein, “EBITDA” shall mean the Company’s net income plus net interest expense plus taxes, depreciation and amortization plus any fees payable hereunder plus any fees payable to any member of the Company’s board of directors plus any one-time and/or non-recurring expenses and any non-cash items.

(ii)	Payment of the fees set forth in Section 2(a)(i) above shall be made as follows:

(A)	During the period commencing October 1, 2014 and ending December 31, 2015 (the “Initial Period”):

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(1)	Prior to the first day of each month, BCM will invoice the Company for the one-twelfth (1/12th) of the Base Fee (the “Monthly Base Fee”) and the Company shall immediately pay such Monthly Base Fee amounts to BCM.

(2)	As soon as the monthly financial reports (and EBITDA information) for any month during the Initial Period are available (approximately 30-45 days after the end of such month), BCM shall determine whether (1) five percent (5%) of the Company’s EBITDA for such month (the “Monthly EBITDA-Based Fee”) was greater or less than the applicable Monthly Base Fee and the amount of such difference and (2) the Company’s projected consolidated EBITDA for the subsequent twelve (12) month period would result in BCM earning the Base Fee or the EBITDA-Based Fee for such twelve (12) month period.

(3)	If, as a result of the foregoing, the Monthly EBITDA-Based Fee is greater than the Monthly Base Fee previously paid by the Company (i.e. pursuant to Section 2(a)(ii)(A)(1)), BCM shall issue and invoice to the Company for an amount equal to the amount by which the Monthly EBITDA-Based Fee exceeds the Monthly Base Fee for such month and the Company shall immediately pay such invoiced amounts less any unapplied credits issued pursuant to Section 2(a)(ii)(A)(4) to BCM.

(4)	If, as a result of the foregoing, (a) the Monthly Base Fee previously paid by the Company (i.e. pursuant to Section 2(a)(ii)(A)(1)) is greater than the Monthly EBITDA-Based Fee and (b) the Company’s projected consolidated EBITDA for the subsequent twelve (12) month period would result in BCM earning the EBITDA-Based Fee for such twelve (12) month period, then BCM shall issue an invoice to the Company reflecting a credit equal to the amount by which the Monthly Base Fee exceeds the Monthly EBITDA-Based Fee for such month

(B)	Once the monthly financial information for the month ending October 31, 2015 is completed, the parties will conduct a reconciliation of the total amount of fees received by BCM during the twelve (12) month period ending October 31, 2015 compared to the amount of fees BCM would have been entitled to for such twelve (12) month period (as determined pursuant to Section 2(a)(i) above). If the fees received are greater than or less than what BCM would have otherwise been entitled to for such twelve (12) month period, then (i) BCM shall pay to the Company or be issued a credit equal to any excess amounts received by BCM and (ii) the Company shall pay to BCM or be issued a credit equal to any shortfall in amounts paid to BCM.

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(C)	Once the monthly financial information for the month ending December 31, 2015 is completed, the parties will conduct a reconciliation of the total amount of fees received by BCM during the twelve (12) month period ending December 31, 2015 compared to the amount of fees BCM would have been entitled to for such twelve (12) month period (as determined pursuant to Section 2(a)(i) above). If the fees received are greater than or less than what BCM would have otherwise been entitled to for such twelve (12) month period, then (i) BCM shall pay to the Company or be issued a credit equal to any excess amounts received by BCM and (ii) the Company shall pay to BCM or be issued a credit equal to any shortfall in amounts paid to BCM.

(D)	During the period commencing January 1, 2016 and thereafter, for each calendar year, BCM shall invoice (and the Company shall pay) (1) the Monthly Base Fee prior to each month, and (2) at the end of each calendar year (and once the financial results for such period are available), the amount, if any, by which the EBIDTA-Based Fee exceeds the Base Fee for such calendar year.

2.          Limited Waiver. As a result of the transaction recently consummated pursuant to that certain Agreement and Plan of Merger dated as of August 29, 2014, among the Company, WCRS Acquisition Co., LLC and BC Alpha Holdings II, LLC, BCM was entitled, pursuant to Section 2(c) of the Original Agreement, to a fee from the Company in the amount of $400,000 payable at the closing of such transaction as well as a $60,000 per annum increase to the management fees paid to BCM pursuant to Section 2(a) of the Original Agreement. BCM hereby waives such fees solely as related to the above-referenced transaction. Such waiver shall not constitute a waiver of any right of BCM to charge such fees in connection with any subsequent transaction and, the Company reaffirms its agreements set forth in Section 7 of the Original Agreement.

3.          No Further Amendment. Except as expressly amended hereby, all of the terms, conditions and provisions of the Original Agreement shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Original Agreement or any of the documents referred to therein.

4.          Effect of Amendment. This Amendment shall form part of the Original Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Original Agreement shall be deemed a reference to the Original Agreement as amended hereby.

5.          Construction. Capitalized terms used but not defined herein shall have the meaning set forth in the Original Agreement.

6.          Counterparts, Facsimile Signature. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Amendment will become effective when duly executed and delivered by each party hereto. Counterpart signature pages to this Amendment may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

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7.          Governing Law. This Amendment, the rights of the parties in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Maryland, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

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IN WITNESS WHEREOF, the parties have executed this First Amendment to Amended and Restated Management and Advisory Agreement effective as of the date first above written.

WESTERN CAPITAL RESOURCES, INC.,
a Minnesota corporation

By:
Name:	John Quandahl
Title:	President
Date Signed:

BLACKSTREET CAPITAL MANAGEMENT, LLC,
a Delaware limited liability company

By:
Name:	Murry N. Gunty
Title:	Manager
Date Signed:

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